Exhibit 10.19

June 4, 2008

Susan L. Koppy

236 Clara Street, #6

San Francisco, CA 94107

Dear Susan:

I am pleased to offer you a position with Transcept Pharmaceuticals (the “Company”) as Vice President, Corporate Development. The position will be located at our offices located at 1003 W. Cutting Blvd., Suite 110, Pt. Richmond, California. If you decide to join us you will receive a monthly salary of Twenty-Two Thousand Eighty-Three Dollars and Thirty-Three cents ($22,083.33), which will be paid semi-monthly in accordance with the Company’s normal payroll procedures.

You will also be eligible to participate in the executive bonus program with a target bonus of up to 25% of your base salary. At Transcept our salary merit increases and potential bonus amounts, if any, are based upon the assumption that an employee has provided services to the Company for the entire calendar year. Therefore, if you join Transcept at any time between January 1 and November 1 of any calendar year, your potential salary merit increase and potential bonus, if either is awarded, will be pro-rated for the actual amount of service you provide during that calendar year. If you leave at any time during a year, you will not be eligible for any pro-rata amount of your unearned target bonus for that year. Bonus payments will be subject to required deductions and withholdings. The Company shall have the sole discretion to determine whether you have earned any bonus set forth in this paragraph and, if so, the amount of any such bonus.

As an employee, you are also eligible to receive certain employee benefits that currently include health, dental, life and vision insurance. You should note that the Company may modify salaries and benefits from time to time as it deems necessary.

In addition, if you decide to join us, it will be recommended at the first meeting of the Company’s Board of Directors following your start date that the Company grant you an option to purchase 375,000 shares of the Company’s Common Stock at a price per share equal to the fair market value per share of the Common Stock on the date of grant, as determined by the Company’s Board of Directors. 25% of the Shares subject to the option shall vest 12 months after the date your vesting begins and no shares shall vest before such date and no rights to any vesting shall be earned or accrued prior to such date and the remaining shares shall vest monthly over the next 36 months in equal monthly amounts subject to your continuing employment with the Company, provided, however, that if the Company is acquired in a transaction in which the shareholders of the Company receive cash or publicly traded securities and your employment is involuntarily terminated by the Company without Cause (“Cause” shall mean (i) failure to substantially perform your duties as assigned to you, (ii) a material act of fraud or dishonesty that is injurious to the Company, (iii) a breach of a material provision of this Letter or the At Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement, (iv) a violation of the federal or state law or regulations applicable to the business of the Company, or

1003 W. Cutting Blvd., Suite 110

Pt. Richmond, CA 94804

510.215.3500 510.215.3535 fax

www.transcept.com

(v) conviction of, or a plea of “no contest” to a felony) within twelve (12) months after the date of closing of such acquisition, all shares subject to such options shall immediately become exercisable. This option grant shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement. Over time, additional performance-based stock option grants may be made available in the sole discretion of the Company.

The Company is excited about the prospect of you joining our team, and we look forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two-week’s notice.

To comply with its Drug Enforcement Administration license, the Company conducts background investigations and reference checks on all of its potential employees. Your job offer, or employment, is contingent upon the clearance of such a background investigation and reference checks.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third-party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company, you will not in any way utilize any such information.

As you know, Transcept is involved in an industry that is highly competitive and that changes quickly. Thus, although the position we are offering is as its Vice President, Corporate Development, Transcept may change your position and/or your duties at any time, with or without notice. As with all of our employees, your employment is also subject to our general employment policies, many of which are described in our Employee Handbook. As a Company employee, you will be expected to abide by company rules and standards. You will be specifically required to sign an acknowledgment that you have read and that you understand the Company’s rules of conduct, which are included in the Company Handbook.

As a condition of your employment, you will also be required to sign and comply with an At-WilL Employment, Confidential Information, Invention Assignment, and Arbitration Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company, and non-disclosure of proprietary information. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree to an arbitration in which (i) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (ii) we agree that all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all but the first $320 of the arbitration fees.

To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below. A duplicate original is enclosed for your records. If you accept our offer, your first day of employment shall be subject to mutual agreement, but in no event be later than Friday June 13, 2008. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to any representations made during your interviews or relocation negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the Company President and you. This offer of employment will terminate if it is not accepted, signed and returned by June 4, 2008.

We look forward to your favorable reply and to working with you at Transcept.

Sincerely,

/s/ Thomas P. Soloway
Thomas P. Soloway
Chief Financial Officer

Agreed to and accepted:

Signature:	/s/ Susan L. Koppy
Printed Name:	Susan L. Koppy
Date:	6/4/08

Enclosures:

•	Duplicate Original Letter

•	At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement

August 20, 2008

Susan L. Koppy

236 Clara Street, #6

San Francisco, CA 94107

Dear Susan,

This side letter (“Side Letter”) to the offer letter, dated as of June 4, 2008 (the “Offer Letter”) is between you and Transcept Pharmaceuticals, Inc. (the “Company”). Capitalized terms used in this Side Letter have the same meaning they have in the Offer Letter.

As you know, the Company is negotiating an agreement and plan of merger and reorganization with [N Inc.], a Delaware corporation (“Pivot”) and Pivot Acquisition, Inc., a Delaware corporation whereby the Company would become a wholly-owned subsidiary of Pivot (the “Transaction”). You understand that the Transaction is intended to be a means of obtaining financing for the Company and is not intended to be treated as an acquisition of the Company. You acknowledge that you may benefit from the Transaction in your capacity as an employee of the Company and through your stock option to acquire shares of Company common stock and other Company equity you may own. This Side Letter is intended to confirm and clarify our mutual understanding. Accordingly, both you and the Company (including any successor entity) agree as follows:

•

Stock Option Treatment as a Result of the Transaction. The consummation of the Transaction shall not constitute an event pursuant to which the Company will be acquired and the Company shareholders receive cash or publicly traded securities. For purposes of the Offer Letter, you will not, as a result of the Transaction, receive (i) accelerated vesting of your stock option granted to you in accordance with your Offer Letter (the fV) or (ii) a severance payment in the event you are terminated without Cause within twelve (12) months following the consummation of the Transaction.

This Side Letter does not affect the “at-will” status of your employment with the Company (consistent with the Offer Letter) and the Company is free to terminate its employment relationship with you at any time, subject to any notice requirement set forth in your Offer Letter.

You agree that to the extent this Side Letter is inconsistent with the provisions of the Offer Letter, the Side Letter will supersede the Offer Letter and control.

This Side Letter, together with the Offer Letter, to the extent not amended by this letter represents the entire agreement and understanding you and the Company as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral. No waiver,

1003 W. Cutting Blvd., Suite 110

Pt. Richmond, CA 94804

510.215.3500 510.215.3550 fax

www.transoral.com

alteration or modification of any provisions of this Side Letter will be binding unless in writing and signed by you and the Company.

This Side Letter shall be governed by and construed in accordance with the laws of the California, regardless of its conflicts of laws provisions.

Please sign below to indicate your agreement to the terms of this Side Letter.

Sincerely,

TRANSCEPT PHARMACEUTICALS, INC.

By:	/s/ Thomas Soloway
Name:	Thomas Soloway
Its:	CFO

AGREED TO AND ACCEPTED:

Signature:	/s/ Susan L. Koppy
Name:	Susan L. Koppy
Date:	Aug 22, 2008